PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Announces Third Quarter 2012 Dividend
And Trustee Election Voting Results from Annual Shareholder Meeting

Houston, Texas, May 29, 2012 -The Board of Trustees of Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it authorized its quarterly cash dividend of $0.285 per Class A and Class B common share and Operating Partnership (“OP”) unit. The dividend is unchanged from the previous eight quarters.

Whitestone declares quarterly distributions to holders of its common shares and OP units, which are payable monthly in three installments of $0.095 per Class A and Class B common share and OP unit. The record and payment dates for the third quarter 2012 period are shown in the following table:

Month	Record Date	Payment Date
July	6/29/2012	7/6/2012
August	7/31/2012	8/7/2012
September	8/31/2012	9/7/2012

Shareholders Re-Elect Mastandrea and Mahaffey to Board of Trustees at Annual Meeting
Additionally, Whitestone announced that its shareholders voted to re-elect incumbents James C. Mastandrea and Jack L. Mahaffey to additional three-year terms on the Board of Trustees. Mr. Mastandrea, who has served as Whitestone's Chairman and Chief Executive Officer since October 2006, has over 35 years of experience in the real estate industry including developing and building value add properties and has held executive level positions of publicly traded companies for over 17 years. Mr. Mahaffey, former President and Chief Executive Officer of Shell Mining Company, has served on the Company's Board since 2000.

About Whitestone REIT
Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings such as medical, education, and casual dining. The largest of its over 950 tenants comprises less than 1.5% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial Centers in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The investor section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

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